CIC 灼识咨询
China Insights Consultancy

86 21 2356 0288
86 21 2356 0299
www.cninsights.com

To
Kepler Group Limited
Suite 3902-03, 39/F
Tower 6, The Gateway
Harbour City, Tsim Sha Tsui
Hong Kong
852-2155 2889

21 May 2026

Dear Sirs,

We understand that **Kepler Group Limited** (the "Company") plans to file a registration statement on Form F-1 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") in connection with its proposed initial public offering (the "Proposed IPO").

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the "Reports"), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the "SEC Filings"), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

中国 上海市 静安区普济路88号静安国际中心B座10楼，邮编：200070
10F, Block B, Jing'an International Center, 88 Puji Road, Jing'an District, Shanghai 200070, China

86 21 2356 0288
86 21 2356 0299
www.cninsights.com

Yours faithfully,

For and on behalf of
China Insights Industry Consultancy Limited

Name: Leon Zhao
Position: Partner